EXHIBIT 12.3--Statement Regarding Computation of Ratio of Earnings to Fixed Charges

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


Crain Industries, Inc.                                 Fiscal Years Ended                       Four Months
----------------------                       ------------------------------------------------     ended      Year ended
                                            August 28,   August 27,  August 26,    August 25,  December 31,  December 31,
                                               1992         1993        1994          1995         1995        1996
                                             -------      -------      -------      --------     --------     -------
                                                                 (Dollars in thousands, except ratios)
Ratio of earnings to fixed charges
Consolidated pretax income (loss)
  from continuing operations ...........     $10,063      $ 5,020      $16,544      $  9,556     $   (155)    $   991
Interest ...............................       1,939        2,016        2,564         3,431        5,753      16,459
Interest portion of rental expense .....       1,795        1,995        2,342         2,451        1,000       3,095
                                             -------      -------      -------      --------     --------     -------
Earnings ...............................     $13,797      $ 9,031      $21,450      $ 15,438     $  6,598     $20,545
                                             =======      =======      =======      ========     ========     =======
Interest ...............................     $ 1,939      $ 2,016      $ 2,564      $  3,431     $  5,753     $16,459
Interest portion of rental expense .....       1,795        1,995        2,342         2,451        1,000       3,095
                                             -------      -------      -------      --------     --------     -------
Fixed charges ..........................     $ 3,734      $ 4,011      $ 4,906      $  5,882     $  6,753     $19,554
                                             =======      =======      =======      ========     ========     =======
Ratio of earnings to fixed charges .....        3.69x        2.25x        4.37x         2.62x          --        1.05x
Deficiency .............................          --           --           --            --     $   (155)         --
                                             =======      =======      =======      ========     ========     =======

                                                 Three Quarters Ended
                                             ---------------------------
                                               1996            1997
                                             ----------   --------------
Ratio of earnings to fixed charges
Consolidated pretax income (loss) from
  continuing operations ................     $  2,212       $  (824)
Interest ...............................       12,119        13,063
Interest portion of rental expense .....        2,322         3,481
                                             --------       -------
Earnings ...............................     $ 16,653       $15,720
                                              =======       =======
Interest ...............................     $ 12,119       $13,063
Interest portion of rental expense .....        2,322         3,481
                                             --------       -------
Fixed charges ..........................     $ 14,441       $16,544
                                             ========       =======
Ratio of earnings to fixed charges .....         1.15x           --
Deficiency .............................           --          (824)
                                             ========       =======
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